EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR December 14, 2011, at 6:00 A.M. EST

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
jill@allencaron.com	raffy.lorentzian@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Fiscal 2012
Third Quarter, Nine-Month Results

Calabasas, CA (December 14, 2011)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported its financial results for the third quarter and nine months ended October 31, 2011. Revenues for the third quarter were $40.5 million, compared to $38.6 million in the third quarter of the prior year.  For the first nine months of this fiscal year, revenues increased 6.2 percent to $115.1 million as compared to $108.4 million in the first nine months of last fiscal year.

Net income from continuing operations attributable to NTS for the third quarter was $360,000, or $0.03 per share, compared to $1.1 million for the year-earlier period.  Inclusive of discontinued operations, NTS incurred a net loss in the quarter of $187,000, or $0.02 loss per basic and diluted share, which includes a loss of $547,000 from the closing of the Company’s facility in Calgary, Canada. This compares to net income attributable to NTS for the third quarter of the prior year of $1.1 million, or $0.11 per basic share and $0.10 per diluted share, which included net income of $43,000 from discontinued operations.

“The aerospace and defense markets, traditionally our two biggest revenue generators, have been soft this year due to reductions in government spending and funding delays for some programs, but our initiatives to diversify our services and expand our geographic footprint allowed us to grow our revenues for the period,” said President and CEO William C. McGinnis.

Year-over-year organic revenue in the third quarter decreased $962,000, or 2.5 percent, compared to last year’s third quarter, primarily related to a decrease in the aerospace and defense markets, partially offset by an increase in the telecommunications and energy markets.  Revenues from the acquisitions of Mechtronic Solutions (MSI) in mid-December 2010, Ingenium Testing (Ingenium) in mid-July 2011 and Lightning Technologies, Inc. (LTI) on September 1, 2011 were $2.8 million in the third quarter of this fiscal year. No revenues were recorded from these acquisitions in the prior fiscal year’s third quarter.

“While our overall revenue was strong in the quarter, the slowdowns in the defense and aerospace spending, along with costs of integrating recent acquisitions and substantial legal and other expenses relating to the proxy contest, had a significant impact on profitability in the quarter,” said McGinnis.  “We have taken action to address these issues and expect that those measures will quickly translate to improvements in performance.”

The main factors affecting net income in the quarter, and corrective actions taken, are described below:

•
A slowdown in defense spending impacted the Company’s facilities focused on the defense industry.  The Company experienced a decline in defense industry spending primarily from uncertainty regarding the U.S. budget and delays in the U.S. government’s continuing resolution process. This resulted in underutilization of assets and impacted gross profit margins at NTS’ facilities that are designed to service the defense industry.  NTS has consolidated and reduced the cost structures at these facilities, and expects more normalized margins in the fourth quarter and next year.

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776	Fax: 818-591-0899

•
Operating results at the recently acquired Ingenium Testing.  When acquired in July 2011, Ingenium was experiencing extraordinarily low revenues and operating losses.  As a result, NTS was able to acquire Ingenium at an advantageous purchase price.  At the date of the acquisition, NTS expected revenues and profitability to turn around during the third quarter; however, this turnaround was delayed.  Based upon increased orders and current operating levels, Ingenium is now expected to be profitable in the fourth quarter, and NTS remains confident that the acquisition of Ingenium was an important strategic move for the Company.

•
Costs relating to proxy contest, litigation and acquisitions.  Selling, general and administrative costs for the third quarter reflect approximately $300,000 of legal and related costs associated with the recent shareholder proxy contest, dissident shareholder issues, litigation and acquisitions.  For the nine months of this fiscal year, costs relating to these matters exceeded $1.7 million.

•
Unexpected contract completion costs at MSI.  At the time it was acquired by NTS in December 2010, MSI was in the midst of performing on a significant contract.  MSI incurred significant cost overruns on this contract, causing MSI to incur operating expenses in the current year without being able to recognize revenue, which negatively impacted gross margins at this facility. The contract has since been completed and will not negatively impact MSI's gross margins going forward.

“We believe we are now well positioned to take advantage of our acquisitions and our expanded capabilities,” McGinnis added.  “We are completing a sales expansion program to add additional sales resources to our key markets in order to drive revenue growth.  Overall, we see significant opportunities in areas such as telecommunications, and are optimistic about the improvements we are experiencing in our energy and automotive businesses.  We are focusing our energies on improving performance, especially as the economy recovers over the next twelve to twenty four months.”

Selling, general and administrative (SG&A) expense in the fiscal 2012 third quarter decreased 10 percent to $7.7 million from $8.6 million in fiscal 2011 third quarter.  For the first nine months of fiscal 2012, SG&A expense declined 3 percent to $22.5 million from $23.3 million in the first nine months of the prior fiscal year.  SG&A expense in both periods included a reduction in incentive compensation expenses related to the lower profitability and a decrease in compensation and travel related expenses as a result of the Company’s cost cutting measures implemented at the end of the fiscal 2011 fourth quarter and in the first quarter of this fiscal year.  These reductions were partially offset by increased amortization expense in both periods related to recent acquisitions.  For the first nine months of fiscal 2012, the reductions were also partially offset by increased legal and advisory expenses discussed above.

On October 31, 2011, the Company closed its facility in Calgary, Canada, due to non-renewal of the facility’s lease.  The decision to shut down operations was based on the fact that the cost to relocate to a new facility in the area could not be justified due to the marginal operating profit of the existing business.  The fixed assets were relocated to other NTS facilities, and the office was closed as of October 31, 2011. Shut-down expenses of $553,000 were incurred and recorded in the third quarter.

Net income attributable to NTS for the first nine months of fiscal 2012 was $1.1 million, or $0.10 per basic and diluted share, compared to $5.7 million, or $0.58 per basic share and $0.55 per diluted share in the first nine months of fiscal 2011.  Net income for the first nine months of fiscal 2011 included a nonrecurring net-of-tax gain of $1.7 million, or $0.18 per diluted share, from the sale of excess land.

Weighted average common shares outstanding assuming dilution at the end of the fiscal 2012 third quarter were 11,766,000 shares compared to 11,011,000 shares at the end of the fiscal year 2012 second quarter and 10,580,000 shares at the end of the third quarter of fiscal year 2011.  The increases in share count were due primarily to the shares issued in conjunction with the private placement financing at the end of June 2011.

The Company’s balance sheet as of October 31, 2011, showed cash, cash equivalents and investments of $11.3 million, working capital of $32.5 million, total assets of $151.4 million, total debt of $50.1 million and total equity of $65.0 million.

Outlook

The Company expects fourth quarter performance to improve over this fiscal year’s third quarter.  The fourth quarter typically experiences some seasonal downward trend in revenues, which is expected to be offset this fiscal year by revenues from the newly acquired Ingenium and LTI businesses.  Gross margins are expected to improve compared to the third quarter, based largely on increased business at the Ingenium facility, the completion of the MSI contract, and the effect of measures taken to restructure cost of goods sold at other facilities.  Selling and general administrative expenses are expected to increase quarter over quarter due to the Company's expanded sales program.

For its fiscal year 2013 beginning February 1, 2012, the Company is projecting revenues of $164 million to $169 million.  The Company also expects selling, general and administrative expenses to decline as a percentage of revenue from fiscal year 2012.  Additionally, the Company does not expect acquisition and legal costs at levels experienced in the current fiscal year.

After completing its budget for the year commencing February 1, 2012, NTS will provide additional guidance about the Company’s outlook for fiscal year 2013 including a range of expected EBITDA and a range of expected gross profit as a percentage of sales.  It is anticipated that this information will be available shortly after the commencement of the new fiscal year.

The foregoing outlook is based on management's expectations based on assumptions about market conditions and the Company's future operating performance, which the Company believes are reasonable at this time.  The Company's business involves procuring and performing on larger contracts.  The timing of receipt of those contracts can have a significant impact on operating results for any quarter.  Consequently, the Company's results may vary significantly from quarter to quarter.  In addition, changes in macroeconomic conditions, delays in government spending and other factors can cause actual results to vary from expectations.  See "Forward-Looking Statements" below.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 1:00 PM Eastern Time to review the financial results for the fiscal 2012 third quarter and nine months ended October 31, 2011.  To access the call, please dial 1-800-762-8779 from the U.S. or, for international callers, please dial +1-480-629-9771.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

About National Technical Systems

National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, statements in this press release concerning future operations, plans or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements, including statements about the Company’s anticipated future operating results, are based on management's expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include, but are not limited to, the risk factors noted in NTS' Annual Report on 10-K and other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this release.

TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Net revenues	$40,498,000	$38,613,000	$115,092,000	$108,391,000
Cost of sales	31,030,000	27,915,000	87,295,000	77,573,000
Gross profit	9,468,000	10,698,000	27,797,000	30,818,000

Selling, general and administrative expense	7,681,000	8,555,000	22,537,000	23,293,000
Equity loss from non-consolidated subsidiary	9,000	66,000	10,000	108,000
Operating income	1,778,000	2,077,000	5,250,000	7,417,000
Other income (expense):
Interest expense, net	(722,000)	(283,000)	(1,561,000)	(866,000)
Other (expense) income, net	(185,000)	515,000	(211,000)	3,742,000
Total other income (expense), net	(907,000)	232,000	(1,772,000)	2,876,000

Income before income taxes and noncontrolling interests	871,000	2,309,000	3,478,000	10,293,000
Income taxes	229,000	1,021,000	1,387,000	4,172,000

Net income from continuing operations	642,000	1,288,000	2,091,000	6,121,000
(Loss) income from discontinued operations, net of tax	(547,000)	43,000	(322,000)	(50,000)
Net income	95,000	1,331,000	1,769,000	6,071,000

Net income attributable to noncontrolling interests	(282,000)	(199,000)	(660,000)	(400,000)

Net (loss) income attributable to NTS	(187,000)	1,132,000	1,109,000	5,671,000

Net income from continuing operations attributable to NTS	360,000	1,089,000	1,431,000	5,721,000
Net (loss) income from discontinued operations attributable to NTS	(547,000)	43,000	(322,000)	(50,000)

Basic earnings attributable to NTS per common share:
Income from continuing operations	$0.03	$0.11	$0.13	$0.59
Loss from discontinued operations	(0.05)	-	(0.03)	(0.01)
Net (loss) income attributable to NTS	$(0.02)	$0.11	$0.10	$0.58

Diluted earnings attributable to NTS per common share:
Income from continuing operations	$0.03	$0.10	$0.13	$0.55
Loss from discontinued operations	$(0.05)	$-	$(0.03)	$-
Net (loss) income attributable to NTS	$(0.02)	$0.10	$0.10	$0.55

Weighted average common shares outstanding	11,299,000	10,096,000	10,719,000	9,755,000
Dilutive effect of stock options, nonvested shares and warrants	467,000	484,000	382,000	559,000
Weighted average common shares outstanding, assuming dilution	11,766,000	10,580,000	11,101,000	10,314,000

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